Exhibit 99


                                 FARMER MAC NEWS


FOR IMMEDIATE RELEASE                                       CONTACTS
November 14, 2005                                           Mary Waters
                                                            Farmer Mac
                                                            202-872-7700

                                                            John Hall
                                                            ABA
                                                            202-663-5473


                  ABA and Farmer Mac Announce Unique Alliance

     Washington, D.C. -- The American Bankers Association (ABA) and the Federal Agricultural Mortgage Corporation ("Farmer Mac") have entered into an agreement to bring ABA members attractive pricing discounts, easier access and new opportunities in the secondary market for farm real estate loans.

     Under the exclusive agreement, ABA member banks will enjoy pricing discounts for selected Farmer Mac products and new AgPower (SM) customized loan packaging services. ABA members will also benefit from a streamlined process through which they may access Farmer Mac.

     "Through this special agreement, Farmer Mac is providing ABA members better access to Farmer Mac and the benefits that the secondary market for agricultural mortgages can bring to their customers," said Edward Yingling, ABA president and CEO. "This is especially important for farmers and ranchers who are concerned with rising interest rates and want to manage interest rate risk by locking in long-term fixed rates for their farm mortgage debt."

     "Farmer Mac is extremely pleased to be helping ABA member banks expand their farm lending capabilities and increase the value they bring their customers," said Henry Edelman, Farmer Mac president and CEO. "We look to this alliance to help us serve an even larger segment of the banking industry. By making it easier to access Farmer Mac, we and ABA will give lenders a better ability to use our products and pass the benefits on to their farm borrowers."

     ABA members that participate in the alliance will have the freedom to choose from not only the special discounted products but also the usual Farmer Mac products including:

o     Competitively-priced long-term fixed rate farm loans, up to 20 years

o Adjustable-rate mortgages (ARMs), including thos e with reset periods of one, three and five years

o Long-term fixed rates featuring both open and partial open prepayment options

     "The Farmer Mac/ABA Alliance will provide ABA members a new set of options to offer farm customers," said Jeff Wolfgram, vice president, First Dakota National Bank, a community bank in Yankton, South Dakota. "It's a good feeling when you can sit down with farm borrowers and discuss a whole range of product choices, including fixed rates of 10, 15 and 20 years."

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.